EXHIBIT 99.1

Via Email

TO:	j2 Global Research Analysts

FROM:	R. Scott Turicchi

RE:	2004 Guidance

Gentlemen:

We have completed our budget process for 2004 and are now able to refine our November 3, 2003 View with more specific guidance. This guidance represents j2 Global’s expectations as of the date of this letter, and assumes completion of the acquisition of The Electric Mail Company, which we believe will not have a material impact on either our revenue or pre-tax earnings for fiscal 2004.

In addition to reporting revenue and earnings per share, for fiscal year 2004 we will be reporting pre-tax income per share, as we believe this number will help investors look at year-to-year comparisons without the potentially confusing effect of our commencement of GAAP federal tax accruals. As you recall, for the first three quarters of 2003, we had a GAAP tax accrual rate of approximately 5% (reflecting only California state income tax). Due to the expected release of the valuation reserve for our NOLs at year-end 2003, we anticipate a GAAP tax accrual rate for 2004 of between approximately 35% and 40%, although we continue to anticipate actual federal tax payments to remain negligible through 2004.

We anticipate generating revenue of between $100 million and $105 million for fiscal 2004. We expect our pre-tax income per share in 2004 to be between $1.65 and $1.75, as compared to pre-tax income per share of $1.09 in 2003 based upon three quarters of actual performance and our previously provided guidance for Q4 2003. We anticipate earnings per share to be between $1.00 and $1.15 in 2004. This range of estimated earnings per share for 2004 reflects application of the estimated GAAP tax accrual rate of between approximately 35% and 40% to the range of estimated pre-tax income per share as set forth above.

As you are aware, these estimates are forward-looking statements and are based on management’s current expectations or beliefs and are subject to a number of risk factors and uncertainties that could cause actual results to differ materially from those described herein. For more information on the risk factors and uncertainties affecting our Company, please refer to our Annual Report on Form 10-K filed on March 31, 2003 and the other reports we have filed with the SEC from time to time. Although our expectations may change after the date of this letter, we undertake no obligation to revise or update this guidance.

During our Q4 and year-end 2003 earnings conference call, scheduled for Monday, February 2, 2004, we will discuss in greater detail the assumptions underlying this fiscal 2004 guidance.

Regards,

R. Scott Turicchi

CFO

j2 Global Communications, Inc.